Exhibit 10.8(b)

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Robert C. Melendres (“Executive”) and Spansion, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive was employed by the Company as its Executive Vice President, Corporate Development, Chief Legal Officer and Corporate Secretary, pursuant to employment terms set forth in an offer letter signed by Executive on January 4, 2005 the “Offer Letter”);

WHEREAS, Executive signed an agreement dated July 18, 2002 with Advanced Micro Devices, Inc. and a Spansion LLC Agreement with the Company on January 1, 2005 (collectively, the “Confidentiality Agreements”);

WHEREAS, Executive signed an acknowledgement agreeing to abide by the Spansion Inc. Insider Trading Policy (the “Insider Trading Policy Acknowledgement”);

WHEREAS, Executive agreed to a Change of Control Severance Agreement with the Company on March 2006, and further agreed to an amendment to such agreement by signing an Amended and Restated Spansion Inc. Change of Control Severance Agreement on November 2007 (collectively, the “Change of Control Agreement”), the conditions of which have not been triggered and under which the Company owes no further duties or obligations to Executive, and which is wholly superseded and voided by this Agreement;

WHEREAS, Executive separated from employment with the Company effective April 6, 2009 at 5:00 p.m. PST (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1. Resignation. Executive resigned his employment with the Company effective as of April 6, 2009 at 5:00 p.m. PST. In connection with said resignation from employment Executive also agreed to execute any necessary forms or other documents required to effect such resignation as a matter of state or federal law.

2. Consideration. The Company agrees to pay Executive a lump sum equivalent to six (6) months of Executive’s base salary, for a total of Two hundred eighteen thousand seven hundred Dollars and Zero Cents (218,700.00), less applicable withholding. This lump sum payment will be made to Executive on the Effective Date of this Agreement. Executive acknowledges and agrees that the consideration provided to him hereunder fully satisfies any obligation that the Company had to pay Executive wages or any other compensation for any of the services that Executive rendered to the Company, that the amount paid is in excess of any disputed wage claim, if any, that Executive may have. To the extent any wage dispute exists, Executive specifically acknowledges that the consideration paid shall be deemed to be paid first in satisfaction of any disputed wage claim with the remainder sufficient to act as consideration for the release of claims set forth herein, and that Executive has not earned and is not entitled to receive any additional wages or other form of compensation from the Company.

3. Stock. The Parties agree that Executive will be considered to have vested in his stock options, restricted stock units and any other equity awards up to the Separation Date, and no more. Each of Executive’s equity awards shall continue to be governed by the terms and conditions (including, but not limited to, with respect to the exercise of vested stock options) of the applicable Company equity plan under which the award was granted and applicable equity award agreement (each an “Equity Award Document,” and together, the “Equity Award Documents”).

4. Benefits. Executive’s health insurance benefits shall cease on the last day of April 2009, subject to Executive’s right to continue his group health insurance coverage at his own expense under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), whereby Executive shall pay one hundred percent (100%) of premium amount plus a two percent (2%) administrative fee for continued group health insurance coverage. Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date.

5. Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, leave, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive. Executive further acknowledges and represents that he has received any leave to which he was entitled or which he requested, if any, under the California Family Rights Act and/or the Family Medical Leave Act, and that he did not sustain any workplace injury, during his employment with the Company.

6. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, Executives, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; any obligations under the Change of Control Agreement; any obligations under the Offer Letter; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; the California Family Rights Act; the California Labor Code, except as prohibited by law; the California Workers’ Compensation Act, except as prohibited by law; and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to: (1) Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the

Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company); (2) claims under Division 3, Article 2 of the California Labor Code (which includes California Labor Code section 2802 regarding indemnity for necessary expenditures or losses by Executive); and (3) claims prohibited from release as set forth in California Labor Code section 206.5 (specifically “any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made”).

7. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

8. California Civil Code Section 1542. Executive acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

9. No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

10. Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreements, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and non-solicitation of Company Executives. Executive’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company.

11. No Cooperation. Executive further agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.

12. Non-Disparagement and Communications with Company Employees, Customers and Business Partners. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Executive further agrees that he will refrain from discussing Company confidential business or financial information with third parties, including the Company’s actual and potential customers or business partners. Executive further agrees that he will not discuss the Company’s business with Company employees, customers, or business partners without the written consent of the Company’s President or his designee. Executive shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only the Executive’s last position and dates of employment.

13. Breach. Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreements shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement, except as provided by law. Except as provided by law, Executive shall also be responsible to the Company for all costs, attorneys’ fees, and any and all damages incurred by the Company in (a) enforcing Executive’s obligations under this Agreement or the Confidentiality Agreements, including the bringing of any action to recover the consideration, and (b) defending against a claim or suit brought or pursued by Executive in violation of the terms of this Agreement.

14. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

15. Non-Solicitation. Executive agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Executive shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

16. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

17. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or the Company’s failure to withhold, or Executive’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

18. Section 409A. The foregoing provisions are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final Treasury Regulations and any guidance promulgated thereunder (“Section 409A”) so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

19. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

20. No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

21. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision. Notwithstanding, to the extent the Company’s obligation to pay the Consideration provided for under Section 2 (Consideration) of this Agreement is deemed illegal, unenforceable, or void, and the Company fails to otherwise provide for the Consideration as provided, the Parties shall not remain bound by the terms of this Agreement, and it shall become null and void.

22. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

23. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Confidentiality Agreements, the Equity Award Documents, and the Insider Trading Policy Acknowledgement.

24. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.

25. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of California.

26. Effective Date. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”). In the event Executive revokes, he agrees to hand deliver and advise the Company of his revocation by no later than close of business on the seventh (7th) day after Executive signed this Agreement. Executive understands that this Agreement shall be null and void if not executed by the Executive within the twenty-one (21) day period set forth under Section 9 above.

27. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

28. Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)	He has read this Agreement;

(b)	He has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	He understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	He is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

ROBERT C. MELENDRES, an individual

Dated: April 7, 2009	/s/ Robert C. Melendres
Robert C. Melendres

SPANSION, INC.

Dated: April 7, 2009	By	/s/ John Kispert
John Kispert
President and CEO